EXHIBIT 10.1

EMPLOYMENT AND
NON-COMPETITION AGREEMENT
This Employment and Non-competition Agreement (this “Agreement”) is made as of December 28, 2010, as subsequently amended effective December 30, 2011, between First Financial Bancorp., an Ohio corporation (the “Company”), and Claude E. Davis (“Employee”).
WHEREAS, the Company and Employee (each, the “Party,” and together, the “Parties”) were parties to an Employment and Non-competition Agreement dated September 21, 2004, which agreement was amended and restated on August 22, 2006 pursuant to the Amended and Restated Employment and Non-competition Agreement, and any amendments thereto (the “Prior Agreement”); and
WHEREAS, the Parties desire to terminate the Prior Agreement and enter into a new agreement as provided herein.
NOW, THEREFORE, the Parties hereby agree as follows:
§ 1.    Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue his employment with the Company, upon the terms and subject to the conditions described in this Agreement.

§ 2.    Term. The term of Employee's employment with the Company pursuant to this Agreement shall begin on January 1, 2011 (the “Effective Date”) and shall continue until April 30, 2012 (the “Initial Term”), unless sooner terminated pursuant to § 6 of this Agreement. The term of this Agreement shall renew automatically for successive one-year periods after the Initial Term (the “Renewal Terms”), unless and until terminated by either the Company or Employee at the end of the Initial Term or any Renewal Term, as applicable, upon not less than ninety (90) days' prior written notice given by either Party prior to the end of the Initial Term or any Renewal Term, as applicable (it being understood that non-renewal of this Agreement shall not result in a termination of employment unless the Party providing such notice of non-renewal also specifies in such notice that Employee's employment shall terminate at the expiration of the then-current term). The Initial Term and all Renewal Terms, if any, shall constitute the “Term,” unless sooner terminated pursuant to § 6 of this Agreement. Notwithstanding the foregoing, in the event of the consummation of a “Change in Control” of the Company (as defined below), the Term shall be the two-year period following the consummation of such Change in Control.

§ 3.    Services. During the Term, Employee shall be employed as the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”), and shall perform such services and be responsible for such activities as may be reasonably assigned to him from time to time by the Board or a duly authorized Board committee, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the “Services”). Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to rendering the Services, seeing to the business affairs of the Company, and advancing the Company's interests.

§ 4.    Compensation.

(A)Base Compensation. As compensation for his Services during the Term, the Company shall pay Employee a base salary at the annual rate of $650,000 (the “Base Salary”), payable in accordance with the Company's general policies and procedures for payment of salaries to its executive officers as in effect from time to time. Employee's performance shall be reviewed not less often than annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) for the purpose of evaluating potential increases in the Base Salary, but the Company shall not be obligated to make any such increases.

(B)Short-Term Bonus. With respect to each fiscal year of the Company ending during the Term (including with respect to the fiscal year that includes the Effective Date), Employee shall be eligible to participate in the Company's Annual Short-Term Bonus Plan or such other short-term bonus compensation plan established by the Board or a Board committee as in effect from time to time (the “Bonus Plan”). For purposes of the Bonus Plan, Employee's target annual bonus opportunity shall be equal to fifty percent (50%) of the Employee's annual rate of Base Salary as in effect at the start of the fiscal year of the Company to which the short-term bonus award relates (the “Target Bonus Amount”), with the actual amount and terms and conditions of any such short-term bonus award to be determined by the Compensation Committee consistent with and subject to the terms of the Bonus Plan; provided, however, that, other than with respect to the Target Bonus Amount, the terms of the Bonus Plan applicable to Employee shall be comparable in all material respects to the terms applicable to the Company's executive officers generally. The bonus, if any, for each fiscal year shall be paid to Employee by no later than the fifteenth (15th) day of the third (3rd) month following the end of such fiscal year, unless the Company or Employee, as applicable, shall elect to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(C)Long-Term Incentive Award Opportunity. With respect to each fiscal year of the Company during the Term, Employee shall be eligible to be awarded a long-term incentive award (“LTI Award”), with a target award opportunity having a value (based on the grant date value of any such LTI Award, as determined in accordance with the Company's standard valuation methodology and procedures for equity and equity-based awards as applied consistently with respect to other executive officers of the Company) equal to one hundred percent (100%) of the Base Salary. The actual amount and terms and conditions of any such LTI Award shall be determined by the Compensation Committee consistent with and subject to the terms of the applicable long-term incentive plan of the Company as in effect from time to time.

(D)Employee Benefits. During the Term, Employee shall be eligible to participate in the employee pension, including any supplemental pension and savings plans as in effect from time to time, and welfare benefits and other group employee benefits, such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation programs, which may from time to time be offered generally to the Company's executive officers, subject in each case to the terms and conditions of the applicable benefit plan or program.

§ 5.    Confidentiality; Non-competition; Non-solicitation; Non-disparagement.

(A)    Confidentiality. Employee shall not, directly or indirectly, at any time (whether during the Term or thereafter), disclose any Confidential Information (as defined below) to any person, association or other entity (other than the Affiliated Companies, as defined below), or use, or authorize or assist any person, association or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only disclosures required by applicable law; provided that if Employee believes that disclosure of Confidential Information is required by applicable law, Employee shall promptly (and in any event prior to such disclosure) give the Company notice of such proposed disclosure and cooperate with the Company in all ways reasonably requested by it in its efforts to obtain a protective order or otherwise limit the scope of such disclosure to the extent the Company deems necessary or appropriate. Upon termination of his employment with the Company (for any reason), Employee shall promptly deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

(B)    Non-competition. During the Term and during the first twelve (12) months of the Restricted Period (as defined below), Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, savings banking, mortgage lending, or any similar lending or banking services (the “Restricted Services”) anywhere in the geographic area consisting of the states of the United States in which any of the Affiliated Companies operate banking offices at any time during the Term (the “Restricted Territory”). Notwithstanding the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock of a publicly traded corporation shall not constitute a violation hereof.

(C)    Non-solicitation of Clients. During the Term and during the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company):

(1)Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;

(2)Solicit or attempt in any manner to persuade any client or customer of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with any of the Affiliated Companies; or

(3)interfere with or damage (or attempt to interfere with or damage) any relationship between an Affiliated Company and any client or customer.

(D)    Non-solicitation of Employees; No Hire. During the Term and during the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):

(1)Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationship with any of its employees, officers, directors, agents or independent contractors; or

(2)employ or engage any person who, at any time within the two-year period immediately preceding such employment or engagement, was an employee, officer or director of any Affiliated Company.

(E)Non-disparagement. Employee shall not, directly or indirectly, at any time (whether during the Term or thereafter), make any public statement (oral or written), or take any other action, that is disparaging to any Affiliated Company. The provisions of this § 5(E) shall not preclude Employee from making truthful statements to correct any false statements made by any Affiliated Company or any person acting on behalf thereof about Employee.

(F)Defined Terms. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(1)“Affiliated Companies” shall mean the Company, all of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of §§ 5(B) and 5(C), Affiliated Companies shall be limited to the Company and it subsidiaries as of immediately prior to the consummation of such Change in Control.

(2)“Change in Control” has the meaning given such term in the Company's 2009 Employee Stock Plan, as in effect on the Effective Date.

(3)“Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Employee or Employee's breach of a duty owed to the Company.

(4)“Restricted Period” shall mean the two-(2-) year period following Employee's termination of employment with the Company or any Affiliated Company (whether pursuant to this Agreement or otherwise) for any reason.

(5)“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Employee is associated or other communications in any media not targeted specifically at any specific individual described in § 5(C) or 5(D).

(G)Enforcement; Remedies; Blue Pencil. Employee acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this § 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this § 5 are fundamental and essential for the protection of the Company's and the Affiliated Companies' legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Employee; and (4) in the event of any violation by Employee of any of such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this § 5 by Employee, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the severance payments and benefits as contemplated under § 7(D). If any of the covenants set forth in this § 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

§ 6.    Termination.

(A)    Employee's employment with the Company and the Term of this Agreement:

(1)shall terminate automatically upon the death of Employee;

(2)may be terminated by Employee other than for Good Reason (as defined below) upon not less than ninety (90) days' prior written notice given to the Company;

(3)may be terminated by the Company without Cause (as defined below) upon written notice to Employee at any time, which termination shall be effective immediately or as of such later date as specified in such notice (not to exceed thirty (30) days without Employee's consent);

(4)may be terminated by Employee at any time for Good Reason upon not less than thirty (30) days' prior written notice to the Company; or

(5)may be terminated by the Company immediately upon notice to Employee at any time (a) for Cause or (b) if Employee is then under a Long-Term Disability (as defined below).

(B)    For purposes of this Agreement:

(1)“Cause” shall mean any one or more of the following:

(a)(i) an indictment of Employee, or plea of guilty or plea of nolo contendere by Employee, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (ii) fraud, embezzlement, or misappropriation of assets, (iii) willful misfeasance or dishonesty, or (iv) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

(b)the continued failure of Employee to (i) perform substantially Employee's duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness), (ii) observe all material obligations and conditions to be performed and observed by Employee under this Agreement, or (iii) perform his duties in accordance, in all material respects, with the policies and directions established from time to time by the Board or a duly authorized Board committee (any such failure, a “Performance Failure”), and to correct such Performance Failure within not more than fifteen (15) days following written notice from the Board delivered to Employee, which notice specifically identifies the manner in which the Board believes that Employee has not substantially performed; or

(c)having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

For purposes of whether or not conduct constituting Cause has occurred, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the opinion of the Board, Employee is guilty of the conduct described in clause (a) (other than clause (i)), (b) or (c) above.
(2)“Long-Term Disability” shall mean that, because of physical or mental incapacity, it is more likely than not that Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when Employee is under a Long-Term Disability, the question shall be determined:

(a)by a physician selected by agreement between the Parties if such a physician is selected within ten (10) days after either Party requests the other to so agree; or, if not,

(b)by two physicians, the first of whom shall be selected by Employee and the second of whom shall be selected by the Company or, if Employee fails to make a selection within ten (10) days after being requested to do so by the Company, the second physician shall be selected by the first physician; and

(c)if the two physicians fail to agree, a third physician selected by the first two physicians. Employee shall submit to all reasonable examinations requested by any such physicians.

(3)“Good Reason” shall mean the occurrence, without Employee's consent, of (a) a significant reduction in Employee's Base Salary, except for any decrease that is generally applicable to other similarly situated senior executives of the Company; (b) the failure of the Company to pay or provide to Employee when due any material amount of compensation or material benefit that is required to be paid or provided under this Agreement, after written notice of such purported failure is provided to the Company by Employee and the Company is given a reasonable opportunity to cure such failure; (c) a significant reduction in Employee's authority or responsibilities as set forth in §3 of this Agreement; or (d) the failure of the Company to obtain the written agreement of any successor to the Company or the business of the Company to assume this Agreement (solely to the extent such assumption does not occur by operation of law).

§ 7.    Severance.

(A)Termination by the Company Other than for Cause or due to Employee's Death or Long-Term Disability or by Employee for Good Reason. In the event that (i) during the Term (or during the one-year period following the expiration of the Term due to non-renewal of this Agreement at the election of the Company), the Company terminates Employee's employment without Cause pursuant to § 6(A)(3) (for the avoidance of doubt, other than due to Employee's death or Long-Term Disability, which shall be governed by § 7(B) below) or (ii) during the Term, Employee terminates his employment for Good Reason pursuant to § 6(A)(4), and, within fifty (50) days following Employee's date of termination, Employee provides the Company with (and does not revoke such release prior to the date specified therein) a separate, written release in substantially the form attached hereto as Exhibit A (the “Release”), Employee shall receive the following payments and benefits at the times specified below (subject to § 12 of this Agreement, including the Delay of Payment provision in § 12(B)):

(1)Employee's accrued and unpaid Base Salary and accrued and unused vacation through the date of termination, to the extent not theretofore paid (the “Accrued Obligations”), which payments shall not be subject to the Release and shall be paid within thirty (30) days of the date of termination;

(2)“Termination Compensation” equal to two years of Employee's Base Salary (not taking into account any reduction in Base Salary that serves as the basis for a termination for Good Reason), payable in equal bi-weekly installments over a 24-month period (the “Severance Period”), commencing with the first payroll period following the sixtieth (60th) day after Employee's date of termination of employment;

(3)“Termination Short-Term Bonus” equal to the lesser of (x) two and one-half times the Target Bonus Amount or (y) two times the three-year average of the actual annual bonus awards paid (or payable) to the Employee by the Company for the three (3) completed calendar years that immediately precede the Employee's termination of employment, payable in equal bi-weekly installments over the Severance Period, commencing with the first payroll period following the sixtieth (60th) day after Employee's date of termination of employment (the Termination Compensation and Termination Short-Term Bonus, collectively, the “Severance Benefits”);

(4)During the one-year period following the date of termination, Employee shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of Employee's Base Salary;

(5)If the Company's severance plan of general applicability as in effect on Employee's date of termination provides for continued payment by the Company of all or a portion of the cost of the premiums for continuation coverage under the Company's health care plan pursuant to Section 4980B of the Code (“COBRA Coverage”) and if the Employee timely and properly elects such COBRA Coverage, the Company shall pay on the Employee's behalf the difference between the monthly COBRA Coverage premium paid by the Employee for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid directly to the COBRA Coverage administrator (if any) and shall be treated as a taxable benefit to the Employee. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Employee's termination of employment; (ii) the date the Employee is no longer eligible to receive COBRA Coverage; and (iii) the date on which the Employee otherwise becomes eligible to receive substantially similar coverage from another employer. The Company reserves the right to modify or terminate the COBRA Coverage benefit provided hereunder to the extent necessary to comply with applicable law.

(6)Any other benefits (other than benefits under any severance or termination pay plan of the Company or any Affiliated Entity) that are otherwise required to be provided to Employee or to which Employee is otherwise eligible to receive through the date of termination under the terms of the applicable Company plan shall be provided to Employee consistent with the terms of the applicable Company plan (the “Other Benefits”).

(B)Due to Employee's Death or Long-Term Disability, by the Company for Cause or by Employee Other than for Good Reason. If, during the Term, Employee's employment is terminated by reason of his death or Long-Term Disability, by the Company for Cause or voluntarily by Employee for any reason other than for Good Reason, the Company's obligations to Employee shall be limited to the following (1) the payment of the Accrued Obligations and (2) the timely payment or provision of the Other Benefits. The Accrued Obligations shall be paid to Employee or his estate or beneficiary in the event of his death, as applicable, in a lump sum in cash within thirty (30) days of the date of termination.

(C)Full Settlement. Except as expressly provided in this § 7, Employee shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of his employment with the Company or for any period after such termination.

(D)Cessation of Payments and Benefits. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay or provide the Severance Benefits and the benefits under §§ 7(A)(4) and (5) that are otherwise payable or to be provided following termination of Employee's employment with the Company shall automatically and immediately terminate upon a breach by Employee of this Agreement, including without limitation a breach of Employee's obligations under § 5, other than an immaterial and inadvertent breach that is discontinued and/or remedied (to the extent subject to cure) by Employee promptly.

§ 8.    Limitation on Payments Under Certain Circumstances.

(A)Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Employee to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Employee would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Employee shall receive all Agreement Payments to which Employee is entitled hereunder.

(B)If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this § 8 shall be binding upon the Company and Employee and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) first, any Payments under § 7(A)(4); (2) second, any Payments under § 7(A)(5); (3) third, any Payments under § 7(A)(2); and (4) fourth, any Payments under § 7(A)(3). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(C)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Employee shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(D)To the extent requested by Employee, the Company shall cooperate with Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Employee (including without limitation Employee's agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in § 5 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Section 280G of the Code in accordance with Q&A-5(a) of the regulations under Section 280G of the Code.

(E)§ 8 Definitions. The following terms shall have the following meanings for purposes of this § 8:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under § 8 and is reasonably acceptable to Employee, which firm shall not, without Employee's consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Employee in the relevant tax year(s).
“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise.
“Safe Harbor Amount” means (A) 3.0 times Employee's “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (B) $1.00.
§ 9.    Company Policies. Employee acknowledges that at all times he and the compensation he receives (or is eligible to receive) from the Company pursuant to this Agreement or otherwise shall be subject to the policies of the Company, including the Company's stock ownership guidelines and clawback or recoupment policies, as in effect from time to time.

§ 10.    Capacity. Employee represents and warrants to the Company that he has the capacity and right to enter into this Agreement and perform all of his obligations under this Agreement without any restriction.

§ 11.    Remedies. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in § 5 of this Agreement in any court having jurisdiction or the right of Employee to challenge, defend or contest same in any court having jurisdiction, all disagreements and controversies arising with respect to this Agreement, or with respect to its application to circumstances not clearly set forth in this Agreement, shall be settled by binding arbitration to be held, and the award made, in Hamilton, Ohio, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that, if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within ten (10) business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both Parties and shall be enforceable in any court having jurisdiction over the Party to be charged. Each Party shall bear the cost of its own attorney's fees. However, if Employee prevails in a challenge to the Company's determination as to the basis or lack of basis for his termination or if Employee prevails on any claim that he was discriminated against in violation of any federal, state or local law, the Company shall reimburse Employee for any applicable filing fee and any reasonable costs or expenses incurred in such challenge, including reasonable attorney's fees. All other costs and expenses of arbitration shall be borne by the Company. All rights and remedies of each Party under this Agreement are cumulative and in addition to all other rights and remedies that may be available to that Party from time to time, whether under any other agreement, at law or in equity.

§ 12.    Section 409A of the Code.

(A)General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and it shall be considered and interpreted in accordance with such intent. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Despite any contrary provision of this Agreement, any references to “termination of employment” or the “date of termination” (or any similar term) shall mean and refer to the date of Employee's “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may Employee directly or indirectly designate the calendar year of any payment under this Agreement.

(B)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) together with interest at the short-term applicable federal rate with semiannual compounding under Section 1274(d) of the Code for the month prior to the month in which the separation from service occurs from the date such amount would have been paid but for this § 12(B) to the day prior to actual payment date. If Employee dies during the Section 409A postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative (with interest as provided above) of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Employee's death.

(C)In-Kind Benefits and Reimbursements. Notwithstanding any other provision of this Agreement to the contrary, all (1) reimbursements and (2) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Employee's lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

§ 13.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

§ 14.    Survival. Upon the expiration of the Term or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement. The termination of Employee's employment by the Company (for any reason) shall not relieve either Party of its obligations existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of Employee or rights of the Company or the Affiliated Companies under § 5 of this Agreement, all of which shall survive the termination of such employment.

§ 15.    Notices. All notices and other communications under this Agreement to either Party shall be in writing and shall be deemed given when (a) delivered personally to that Party, (b) telecopied (which is confirmed) to that Party, (c) mailed by certified mail (return receipt requested) to that Party at the address for that Party set forth in this Agreement, or (d) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that Party at that address.

If to the Company:     First Financial Bancorp.
255 East Fifth Street, Suite 700
Cincinnati, Ohio 45202
Attention: General Counsel
If to Employee: At the most recent address on file at the Company.
Either Party may change its address for notices under this Agreement by giving the other Party written notice of such change.
§ 16.    Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

§ 17.    Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of either Party's right to demand strict compliance with all provisions of this Agreement.

§ 18.    Complete Agreement. This Agreement and all documents referred to in this Agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this Agreement, including the Prior Agreement. This Agreement shall be of no force or effect unless and until executed and delivered by both Employee and a duly authorized representative of the Company. No alterations, additions, or other changes to this Agreement shall be made or be binding unless made in writing and signed by both Parties. To the extent determined necessary to comply with the Guidance on Sound Incentive Compensation Policies issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on June 21, 2010, as it may be implemented and interpreted from time to time, the Parties mutually agree to amend the provisions of this Agreement and to cooperate in good faith with respect thereto.

§ 19.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be executed and performed entirely in such state.

§ 20.     Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.

§ 21.     Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

§ 22. Successors. This Agreement shall be personal to Employee, and no rights or obligations of Employee under this Agreement may be assigned or delegated by Employee to any person. Any assignment or attempted assignment by Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors, and assigns of each Party. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

§ 23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

IN WITNESS THEREOF, Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the 30th day of December, 2011.

EMPLOYEE                        FIRST FINANCIAL BANCORP.

/s/Claude E. Davis                    By:    /s/Murph Knapke
Claude E. Davis                        Name: Murph Knapke
Title: Chairman of the Board

12/30/11                            12//30/11
Date                                Date

AGREEMENT AND GENERAL RELEASE

First Financial Bancorp., an Ohio corporation (the “Company”), and its subsidiaries and affiliates (collectively, with the Company, “FFB”) and Claude E. Davis, Employee's heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.    Last Day of Employment. Employee's employment with FFB will end effective ________________ (the “Severance Date”). In no circumstance shall Employee sign this Agreement and General Release (this “Agreement”) prior to the Severance Date, and Employee must sign and return this Agreement (if at all) no later than ________, which is the fiftieth (50th) day following the Severance Date.

2.    General Release of All Claims.

a.For and in consideration of the payments and other benefits due to Employee pursuant to Section 7 of the Employment and Non-competition Agreement entered into as of December [•], 2010, by and between the Company and Employee (the “Employment Agreement”), and for other good and valuable consideration, Employee knowingly and voluntarily releases and forever discharges FFB, any and all of its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax-qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Ohio Fair Employment Practice Law - Ohio Rev. Code Ann. § 4112.01 et seq.;

▪	The Ohio Whistleblower Protection Law - Ohio Rev. Code Ann. § 4113.51 et seq.;

▪	The Ohio Statutory Provisions Regarding Retaliation/Discrimination for Filing a Worker's Compensation Claim - Ohio Rev. Code Ann. § 4123.90;

▪	The Ohio Equal Pay Law - Ohio Rev. Code Ann. § 4111.13 et seq.;

▪	The Ohio State Wage Payment and Work Hour Laws;

▪	Any other federal, state or local law, rule, regulation, or ordinance;

▪	Any public policy, contract, tort, or common law; or

▪	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.    If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multiparty action or proceeding based on such a claim in which FFB or any other Releasee identified in this Agreement is a party.

c.    FFB and Employee acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if an administrative claim is made to, or other proceedings initiated with, a federal, state or local governmental agency, Employee shall not be entitled to recover any individual monetary relief, remuneration, damages, compensation or other individual remedies of any type whatsoever from Releasees.

d.    Notwithstanding anything else herein to the contrary, the release contained in this Agreement shall not affect, and Employee does not waive: (i) rights to indemnification Employee may have under (A) applicable law, (B) any other agreement between Employee and any Releasee and (C) as an insured under any director's and officer's liability insurance policy now or previously in force; (ii) any right Employee may have to obtain contribution in the event of the entry of judgment against Employee as a result of any act or failure to act for which both Employee and FFB are jointly responsible; (iii) Employee's rights to vested benefits and payments under any equity incentive plan or award agreement or under any retirement plan, welfare benefit plan or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such plan or agreement; (iv) Employee's rights as a stockholder of the Company; or (v) any unsatisfied obligations under Section 7 of the Employment Agreement or rights under Section 8 of the Employment Agreement.

3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits under Section 7 of the Employment Agreement except for Employee's execution of this Agreement and the fulfillment of the obligations and promises contained under Section 5 of the Employment Agreement.

4.    Acknowledgments and Affirmations.

a.Employee affirms that Employee has complied with all laws and regulations applicable to FFB's operations.

b.Employee affirms that Employee has not filed, caused to be filed, or presently is not a party to any claim against FFB.

c.Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.

d.Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

e.Employee affirms that Employee has no known workplace injuries or occupational diseases.

f.Employee affirms that Employee has not divulged any of FFB's Confidential Information (as defined in the Employment Agreement) and will continue to maintain the confidentiality of such information consistent with statute or common law, FFB's policies and/or Employee's agreement(s) with FFB.

g.Employee affirms that he has not violated and will continue to comply with the non-competition, non-solicitation and non-disparagement covenants set forth in the Employment Agreement.

h.Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by FFB or its officers, including any allegations of corporate fraud.

i.Employee affirms that all of FFB's decisions regarding Employee's pay and benefits through the date of Employee's Severance Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

j.Employee affirms that any stock options granted to Employee under any FFB option program that have not vested by Employee's Severance Date shall be considered lapsed, and be forever unexercisable by Employee unless otherwise provided by the terms of the applicable plan document for those options. At Employee's Severance Date, any vested stock options will be treated in accordance with the terms of the applicable plan document for those options.

5.    Reimbursement of Expenses. FFB agrees to reimburse Employee in accordance with FFB policy for reasonable and ordinary expenses that Employee incurred in connection with the services that Employee rendered on behalf of FFB prior to Employee's Severance Date. Employee agrees to file an expense report reflecting all such outstanding expenses no later than ten (10) calendar days following Employee's Severance Date.

6.    Return of Property and Confidential Information.

a.Employee affirms that Employee has returned all of FFB's property, documents, and/or any Confidential Information in Employee's possession or control on or before Employee's Severance Date, including but not limited to Employee's FFB credit card(s), Employee's FFB identification card, FFB branch or office keys, and all FFB files, books, documents and records (whether in paper or electronic form).

b.Employee acknowledges and agrees that Employee is in possession of all of Employee's property that Employee had at FFB's premises and that FFB is not in possession of any of Employee's property.

7.     Cooperation. Employee agrees to fully cooperate in and assist with any litigation or federal, state or local governmental agency proceedings involving FFB for which Employee's testimony or cooperation is requested by FFB.

8.    No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

10.     Agreement Not Assignable. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee or any beneficiary or legal representative of Employee without the prior written consent of an officer of FFB.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflict of laws provisions. Any controversy or claims arising out of or relating to this Agreement shall settled by binding arbitration in accordance with Section 11 of the Employment Agreement.

12.    Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ____________ [IDENTIFY COMPANY REPRESENTATIVE] AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO _________________ [IDENTIFY COMPANY REPRESENTATIVE] OR HIS/HER DESIGNEE, OR MAILED TO ____________________ [IDENTIFY COMPANY REPRESENTATIVE] AND BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP-TO-TWENTY-ONE (21) CALENDAR-DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

EMPLOYEE	FIRST FINANCIAL BANCORP.

____________________________            By: __________________________
Claude E. Davis                    [Name of Person Signing]
[Title of Person Signing]

Date:________________________            Date:_____________

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